UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2005

GUESS?, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-11893	95-3679695
(Commission File Number)	(IRS Employer Identification No.)

1444 S. Alameda Street, Los Angeles, California 90021
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (213) 765-3100

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 1.01.                                          Entry into a Material Definitive Agreement.

Executive Compensation.

On June 20, 2005, the compensation committee (the “Committee”) of the Board of Directors (the “Board”) of Guess?, Inc. (the “Company”) approved certain changes to the Company’s executive compensation program.  Under the program, key employees of the Company are eligible to receive cash bonuses and equity incentive awards, including stock options, restricted stock and/or performance shares (“Equity Incentives”) upon achievement of pre-established performance goals.  Any Equity Incentives awarded under the executive compensation program will be granted pursuant to the terms of the existing Guess?, Inc. 2004 Equity Incentive Plan, previously approved by the shareholders of the Company on May 10, 2004 and filed April 14, 2004 as Exhibit A to the Company’s 2004 Definitive Proxy Statement.

As part of this action, for the current fiscal year ending December 31, 2005, the Committee established performance goals for Maurice Marciano and Paul Marciano, Co-Chairmen of the Board and Co-Chief Executive Officers, and Carlos Alberini, President and Chief Operating Officer, based on net earnings of the Company for the period of July 3, 2005 through December 31, 2005, with incentive targets payable in a combination of stock options and performance shares upon achievement of such pre-established performance goals.

Non-Employee Director Compensation.

On June 20, 2005, the Committee and the Board approved the following changes to non-employee director compensation for the Company:

•                  Increase the annual cash retainer paid to non-employee directors from $30,000 to $35,000 per year;

•                  Increase the annual cash retainer paid to the chairperson of the compensation committee and the nominating and governance committee from $5,000 to $8,000 and to the chairperson of the audit committee from $5,000 to $12,000;

•                  Increase the attendance fees for committee meetings from $750 to $1,000 per committee meeting attended; and

•                  Increase the annual grant of restricted stock of the Company made to non-employee directors from 2,000 to 4,000 shares.

All other terms of the Company’s existing non-employee director compensation policy remain unchanged.  The non-employee director compensation changes described herein are effective as of July 1, 2005 and will be prorated for the remainder of 2005.  The existing Guess?, Inc. 1996 Non-Employee Directors’ Stock Grant and Stock Option Plan was also amended and restated effective June 20, 2005 in order to provide for the increase in the annual restricted stock grant described above (the “Restated Non-Employee Director Plan”).  The Restated Non-Employee Director Plan is attached hereto as Exhibit 10.64 and is incorporated herein by reference.

Accelerated Vesting of Certain Stock Options.

On June 20, 2005, the Company approved the immediate acceleration of vesting of options to purchase 375,000 shares of common stock of the Company, of which 187,500 are held by each of Maurice Marciano and Paul Marciano, Co-Chairmen of the Board and Co-Chief Executive Officers.  The accelerated stock options, which were originally granted on February 26, 2004 under the Company’s 1996 Equity Incentive

Plan, have an exercise price of $15.59 per share.  The closing price of the Company’s common stock on the New York Stock Exchange on June 20, 2005 was $17.36 per share.

The purpose of the acceleration is to enable the Company to avoid recognizing compensation expense associated with these options in future periods in its income statement, as would be required beginning January 1, 2006 under the recently issued Financial Accounting Standards Board Statement No. 123R (Share-Based Payment).  The resulting amount that will not be required to be expensed by the Company is expected to be approximately $3.0 million over the course of the original vesting period, $1.2 million of which would have been for fiscal year 2006.  The Company strongly believes that given the existing substantial share ownership of Maurice Marciano and Paul Marciano in the Company, accelerating the vesting of these options will have no impact with respect to their retention.

Item 9.01.                                          Financial Statements and Exhibits.

(c)	Exhibits.

10.64	Guess?, Inc. 1996 Non-Employee Directors’ Stock Grant and Stock Option Plan (As Amended and Restated Effective June 20, 2005)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Guess?, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 24, 2005
GUESS?, INC.

	By:	/s/ Carlos Alberini

Carlos Alberini
President and
Chief Operating Officer

EXHIBIT INDEX

Exhibit No.	Description

10.64	Guess?, Inc. 1996 Non-Employee Directors’ Stock Grant and Stock Option Plan (As Amended and Restated Effective June 20, 2005)